Exhibit 99.1

Papa John’s Announces Fourth Quarter 2019 Results and Provides 2020 Outlook

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 26, 2020--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three months and full year ended December 29, 2019.

Highlights

  Fourth quarter 2019 loss per diluted share of ($0.18) and adjusted earnings per diluted share, excluding the impact of Special items, of $0.37 versus fourth quarter 2018 loss per diluted share of ($0.41) and adjusted earnings per diluted share of $0.18
  Full Year 2019 loss per diluted share of ($0.24) and adjusted earnings per diluted share, excluding the impact of Special items, of $1.17 versus full year 2018 earnings per diluted share of $0.08 and adjusted earnings per diluted share of $1.37
  System-wide North America comparable sales increase of 3.5% for the fourth quarter and decrease of 2.2% for the full year
  International comparable sales increases of 2.4% for the fourth quarter and 1.1% for the full year
  52 net unit openings in the fourth quarter and 92 net unit openings for the full year, driven by International

Rob Lynch, President & CEO said, “Papa John’s accelerated its turn-around in the fourth quarter with a second consecutive quarter of positive comparable sales, positioning us for a strong start to 2020. The company’s new focused priorities and a more inclusive, winning culture are empowering our team members to innovate our products and marketing, drive sales growth, improve efficiencies and achieve better results for all of our stakeholders. Our 2020 plan accelerates this momentum, as we work to become the world’s best pizza company and deliver strong, long-term profit growth.”

Global Restaurant and Comparable Sales Information

Global restaurant and comparable sales information and operating highlights for the three months and full year ended December 29, 2019, compared to the three months and full year ended December 30, 2018 are as follows:

		Three Months Ended		Year Ended
		Dec. 29, 2019	Dec. 30, 2018	Dec. 29, 2019	Dec. 30, 2018

	Global restaurant sales growth / (decline) (a)	4.4%	(13.0%)	(0.8%)	(5.9%)

	Global restaurant sales growth / (decline),
	excluding the impact of foreign currency (a)	4.7%	(11.7%)	0.3%	(5.4%)

	Comparable sales growth / (decline) (b)
	Domestic company-owned restaurants	4.1%	(10.2%)	(2.7%)	(9.0%)
	North America franchised restaurants	3.3%	(7.4%)	(2.0%)	(6.7%)
	System-wide North America restaurants	3.5%	(8.1%)	(2.2%)	(7.3%)

	System-wide international restaurants	2.4%	(2.6%)	1.1%	(1.6%)

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Revenue and Operating Highlights

		Three Months Ended			Year Ended
	In thousands, except per share amounts	Dec. 29, 2019	Dec. 30, 2018 (a)	Increase %	Dec. 29, 2019	Dec. 30, 2018 (a)	Increase / (Decrease) %

	Total revenue	$417,514	$397,566	5.0%	$1,619,248	$1,662,871	(2.6%)
	(Loss) income before income taxes	(4,824)	(15,252)	68.4%	5,046	6,697	(24.7%)
	Net (loss) income	(2,142)	(12,868)	83.4%	4,866	2,474	96.7%
	Diluted (loss) earnings per share	(0.18)	(0.41)	56.1%	(0.24)	0.08	(400.0%)
	Adjusted diluted earnings per share (b)	0.37	0.18	105.6%	1.17	1.37	(14.6%)

(a)

Our 2019 financial results include the consolidation of the operations of the Papa John’s Marketing Fund (“PJMF”). Our 2018 financial results have also been restated to include the PJMF results, as a correction of an immaterial error. The consolidation of PJMF did not have a material impact on the company’s annual financial results as PJMF operates near break-even annually. Additional detail on the consolidation of PJMF can be found in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 filed with the Securities and Exchange Commission (“SEC”).

(b)	Adjusted to exclude Special items, which impact comparability. The reconciliation of GAAP to non-GAAP financial results is included in the table below.

Adjusted financial results excluding Special items are summarized in the following reconciliations. We present these non-GAAP measures because we believe the Special items impact the comparability of our results of operations. The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. All highlights are compared to the same period of the prior year, unless otherwise noted.

		Three Months Ended		Year Ended
		Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,
	(In thousands, except per share amounts)	2019	2018 (1)	2019	2018 (1)

	GAAP (loss) income before income taxes	$(4,824)	$(15,252)	$5,046	$6,697
	Special Items:
	Special charges (2)	25,404	25,899	60,817	50,732
	Refranchising (gains) losses, net (3)	(2,850)	(1,629)	(4,739)	289
	Adjusted income before income taxes	$17,730	$9,018	$61,124	$57,718

	GAAP net (loss) income attributable to common shareholders	$(5,612)	$(12,868)	$(7,633)	$2,474
	Special Items, net of income taxes:
	Special charges (2)	19,774	19,687	48,519	38,957
	Refranchising (gains) losses, net (3)	(2,215)	(1,251)	(3,677)	222
	Tax impact of China refranchising (3)	-	-	-	2,435
	Adjusted net income attributable to common shareholders	$11,947	$5,568	$37,209	$44,088

	GAAP diluted (loss) earnings per share	$(0.18)	$(0.41)	$(0.24)	$0.08
	Special items:
	Special charges (2)	0.62	0.63	1.53	1.21
	Refranchising (gains) losses, net (3)	(0.07)	(0.04)	(0.12)	0.01
	Tax impact of China refranchising (3)	-	-	-	0.07
	Adjusted diluted earnings per share	$0.37	$0.18	$1.17	$1.37

(1)	The three months and full year ended December 30, 2018 have been restated to reflect the correction of an immaterial error to consolidate the operations of PJMF.

(2)

The company incurred special costs (defined as “Special charges”) of $25.4 million and $60.8 million for the three months and full year ended December 29, 2019, respectively, and $25.9 million and $50.7 million for the three months and full year ended December 30, 2018, respectively, as follows (in thousands):

		Three Months Ended		Year Ended
		Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,
	(In thousands)	2019	2018	2019	2018

	Special charges before income taxes:
	Royalty relief (a)	$5,404	$5,532	$19,097	$15,416
	Marketing fund investments (b)	20,000	10,000	27,500	10,000
	Legal and advisory fees (c)	-	8,123	5,921	19,475
	Reimaging costs and write-off of branded assets (d)	-	2,244	-	5,841
	Other costs (e)	-	-	2,385	-
	Mark to market adjustment on option valuation (f)	-	-	5,914	-
	Total Special charges before income taxes	$25,404	$25,899	$60,817	$50,732

(a)	Represents financial assistance provided to the North America franchise system in the form of royalty reductions that are above and beyond the level of franchise support the company would incur in the ordinary course of its business.
(b)	Represents marketing fund investments as part of our support package to our franchisees.
(c)

Represents advisory and legal costs primarily associated with the review of a wide range of strategic opportunities that culminated in the strategic investment in the company by affiliates of Starboard Value LP (“Starboard”) as well as certain litigation costs. The costs in 2018 also include a third-party audit of the culture at Papa John’s commissioned by a special committee of the Board of Directors.

(d)	2018 includes re-imaging costs at nearly all domestic restaurants and costs to replace or write-off certain branded assets.
(e)	2019 includes severance costs for our former CEO and costs related to the termination of a license agreement for intellectual property no longer being utilized.
(f)	Represents a one-time mark-to-market adjustment of $5.9 million related to the increase in the fair value of the Starboard option to purchase Series B preferred stock that culminated in the purchase of an additional $52.5 million of preferred stock in late March 2019.

(3)	The refranchising gains in 2019 are primarily associated with the refranchise of 46 domestic restaurants, including 19 restaurants in Georgia in Q3 2019 and 23 restaurants in Florida in Q4 2019. The refranchising losses in 2018 are primarily associated with the June 2018 refranchise of our China operations, which included 34 restaurants and a quality control center, and the related tax impact, substantially offset by refranchising gains related to the refranchising of 62 Company-owned restaurants in North America in 2018. The additional tax expense is primarily attributable to the required recapture of China operating losses previously taken by the company.

The non-GAAP adjusted results shown above and within this document, which exclude Special items, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

Revenue Highlights

Consolidated revenues increased $19.9 million, or 5.0%, for the fourth quarter of 2019 compared to the fourth quarter of 2018. Excluding the impact of refranchising 46 domestic restaurants and a quality control center in Mexico in 2019, consolidated revenues increased approximately $30.9 million, or 8.0%, for the three months ended December 29, 2019, primarily due to the following:

  Excluding the impact of refranchising, Domestic Company-owned restaurant sales increased due to positive comparable sales of 4.1% and the favorable impact of the expiration of customer rewards associated with our Papa Rewards loyalty program.
  North America commissary revenues increased primarily due to higher pricing associated with higher commodities costs, primarily cheese.
  Excluding the favorable impact of refranchising, North America royalties and fees increased due to positive comparable sales.
  International revenues increased primarily due to higher royalties and higher United Kingdom commissary revenues from increased equivalent units and positive comparable sales of 2.4%.
  Other revenues increased due to higher marketing fund revenue primarily due to an increase in the PJMF contribution rate and higher online revenues.

Consolidated revenues decreased $43.6 million, or 2.6%, for the year ended December 29, 2019 compared to the year ended December 30, 2018. Excluding the impact of refranchising activities in 2019 and 2018, consolidated revenues decreased $3.9 million, or 0.2%, for the year ended December 29, 2019, primarily due to the following:

  Negative comparable sales for North America restaurants for the year ended December 29, 2019 resulted in lower company-owned restaurant revenues and royalties.
  Royalty relief of approximately $19.1 million for the year ended December 29, 2019 was $3.7 million higher than the prior year comparable period, as detailed in the previously discussed Special charges.

These decreases were substantially offset by the following revenue increases:

  Excluding the impact of the 2018 China refranchising and the 2019 Mexico quality control center refranchising, International revenues increased primarily due to higher royalties and higher United Kingdom commissary revenues from increased equivalent units, partially offset by unfavorable foreign exchange rates of approximately $4.2 million.
  North America commissary revenues increased due to higher pricing associated with higher commodities costs, partially offset by lower volumes.
  Other revenues increased due to higher marketing fund revenue primarily due to an increase in the PJMF contribution rate and higher online revenues.

Operating Highlights

The tables below summarize income before income taxes on a reporting segment basis. Alongside the GAAP income before income taxes data, we have included “adjusted” income before income taxes for the three-month period and year ended December 29, 2019 to exclude Special items. We believe this non-GAAP measure is important for purposes of comparison to prior year results.

	Three Months Ended
	Reported		Adjusted	Reported		Adjusted	Adjusted
	Dec. 29,	Special	Dec. 29,	Dec. 30,	Special	Dec. 30,	Increase
(In thousands)	2019	Items	2019	2018	Items	2018	(Decrease)

Domestic Company-owned restaurants	$12,486	$(2,850)	$9,636	$3,638	$(1,629)	$2,009	$7,627
North America commissaries	8,345	-	8,345	4,426	-	4,426	3,919
North America franchising	16,669	5,404	22,073	17,599	5,532	23,131	(1,058)
International	4,195	-	4,195	4,065	-	4,065	130
All others	81	-	81	(778)	-	(778)	859
Unallocated corporate expenses	(46,670)	20,000	(26,670)	(43,796)	20,367	(23,429)	(3,241)
Elimination of intersegment profits	70	-	70	(406)	-	(406)	476
Total income (loss) before income taxes	$(4,824)	$22,554	$17,730	$(15,252)	$24,270	$9,018	$8,712

	Year Ended
	Reported		Adjusted	Reported		Adjusted	Adjusted
	Dec. 29,	Special	Dec. 29,	Dec. 30,	Special	Dec. 30,	Increase
(In thousands)	2019	Items	2019	2018	Items	2018	(Decrease)

Domestic Company-owned restaurants	$33,957	$(4,739)	$29,218	$18,988	$(1,624)	$17,364	$11,854
North America commissaries	30,439	-	30,439	27,961	-	27,961	2,478
North America franchising	64,362	19,097	83,459	70,732	15,416	86,148	(2,689)
International	19,110	-	19,110	14,399	1,913	16,312	2,798
All others	(2,500)	-	(2,500)	(6,082)	-	(6,082)	3,582
Unallocated corporate expenses	(139,355)	41,720	(97,635)	(118,296)	35,316	(82,980)	(14,655)
Elimination of intersegment profits	(967)	-	(967)	(1,005)	-	(1,005)	38
Total income before income taxes	$5,046	$56,078	$61,124	$6,697	$51,021	$57,718	$3,406

Consolidated loss before income taxes of $4.8 million for the fourth quarter of 2019 improved $10.4 million compared to the fourth quarter of 2018. Excluding the impact of the previously mentioned Special items, consolidated income before income taxes was $17.7 million, or an increase of $8.7 million from the fourth quarter of 2018. Significant changes in income before income taxes excluding Special items are as follows:

  Domestic Company-owned restaurants income before income taxes increased $7.6 million primarily due to positive comparable sales of 4.1%, lower workers’ compensation, automobile and general insurance costs of $2.0 million, and the favorable impact of the expiration of rewards associated with our Papa Rewards loyalty program.
  North America commissaries income before income taxes increased $3.9 million primarily due to higher pricing and lower franchise new equipment incentives costs that were previously reported in the North America Franchising segment.
  North America Franchising income before income taxes was $1.0 million lower primarily due to 2018 including a favorable cost reduction related to franchise new equipment incentives. The costs of these incentives are now reported in the North America commissaries segment, as noted above. These segment adjustments had no impact on consolidated income before income taxes. Excluding the reclassification, the royalties from North America Franchising increased approximately $2 million as compared to the prior year.
  International income before income taxes approximated the prior year as higher royalties and higher United Kingdom commissary income were offset by higher legal costs.
  All others income before income taxes, which primarily includes our online and mobile ordering business, our wholly-owned print and promotions subsidiary and our North America Marketing funds, increased $900,000 primarily due to higher online revenues, partially offset by the timing of marketing spend.
  Unallocated corporate expenses increased $3.3 million primarily due to higher management incentive and executive severance costs as well as increased legal costs and bad debt expense. These increases were partially offset by a decrease in interest expense of $3.4 million due to lower outstanding debt. Total debt outstanding was $370.0 million as of December 29, 2019. Outstanding debt decreased $255.0 million from December 30, 2018, primarily due to the use of proceeds from the issuance of Series B preferred stock to Starboard to repay debt.

For the year ended December 29, 2019, consolidated income before income taxes was $5.0 million, a decrease of $1.7 million compared to the year ended December 30, 2018. Excluding the impact of the previously mentioned Special items, consolidated income before income taxes was $61.1 million, an increase of $3.4 million, compared to the year ended December 30, 2018. Significant changes in income before income taxes excluding Special items are as follows:

  Domestic Company-owned restaurants income before income taxes increased approximately $11.9 million for the year ended December 29, 2019 primarily due to improved operating costs including lower advertising spend, lower workers’ compensation, automobile and general insurance costs of $4.2 million, and the favorable impact of the expiration of rewards associated with the Papa Rewards loyalty program. These increases were partially offset from the impact of lower comparable sales of 2.7%.
  North America commissaries income before income taxes increased $2.5 million as 2018 included additional franchise support in the form of lower commissary pricing.
  North America Franchising income before income taxes decreased $2.7 million primarily due to a decrease in comparable sales of 2.0%.
  International income before income taxes increased $2.8 million primarily due to increased royalties and lower marketing spend in the United Kingdom. These increases were partially offset by unfavorable foreign exchange rates of approximately $1.3 million and higher legal costs.
  All others income before income taxes increased $3.6 million primarily due to higher online revenues and the timing of marketing spend.
  Unallocated corporate expenses increased $14.7 million primarily due to higher management incentive costs, including equity compensation, as well as increased legal and professional fees not associated with the Special charges. These increases were partially offset by a $5.6 million decrease in interest expense due to lower outstanding debt.

The effective income tax (benefit) and expense for the three months and full year comparable periods are as follows (dollars in thousands):

	Three Months Ended		Year Ended
	Dec. 29, 2019	Dec. 30, 2018	Dec. 29, 2019		Dec. 30, 2018

Income / (loss) before income taxes	$(4,824)	$(15,252)	$5,046		$6,697
Income tax (benefit) / expense	(3,147)	(2,027)	(611)		2,624
Effective tax (benefit) / expense rate	(65.2% )	(13.3% )	(12.1%	)	39.2%

The tax benefit for the three months and year ended December 29, 2019 is primarily related to higher excess tax benefits from equity-based compensation and other favorable tax credits. Additionally, for the full year 2018, income tax expense was $2.6 million, or an effective income tax rate of 39.2%. This included a significant tax impact from the China divestiture, as previously detailed in the Special items.

The diluted (loss) earnings per share and adjusted diluted earnings per share, excluding Special items, for the three months and full year comparable periods are as follows:

	Three Months Ended		Year Ended
	Dec. 29, 2019	Dec. 30, 2018	Dec. 29, 2019	Dec. 30, 2018

Diluted (loss) earnings per share	$(0.18)	$(0.41)	$(0.24)	$0.08
Adjusted diluted earnings per share	0.37	0.18	1.17	1.37

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the year end of 2019 and 2018 were as follows (in thousands):

		Year End
		Dec. 29,	Dec. 30,
		2019	2018 (b)

	Net cash provided by operating activities (a)	$61,749	$92,454
	Purchases of property and equipment	(37,711)	(42,028)
	Dividends paid to preferred shareholders	(10,020)	-
	Free cash flow	$14,018	$50,426

(a)	The decrease of $30.7 million was primarily due to unfavorable working capital changes compared to the previous year including timing of payments of liabilities.

(b)	The year ended December 30, 2018 has been restated to reflect the correction of an immaterial error to consolidate the operations of PJMF.

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the purchases of property and equipment and dividends paid to preferred shareholders. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the SEC for additional information concerning our operating results and cash flow for the year ended December 29, 2019.

Global Restaurant Unit Data

At December 29, 2019, there were 5,395 Papa John’s restaurants operating in 49 countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - September 29, 2019	621	2,675	3,296	2,047	5,343
Opened	1	18	19	90	109
Closed	(2)	(25)	(27)	(30)	(57)
Acquired	1	23	24	-	24
Sold	(23)	(1)	(24)	-	(24)
Ending - December 29, 2019	598	2,690	3,288	2,107	5,395

Year-to-date
Beginning - December 30, 2018	645	2,692	3,337	1,966	5,303
Opened	3	76	79	233	312
Closed	(5)	(123)	(128)	(92)	(220)
Acquired	1	46	47	-	47
Sold	(46)	(1)	(47)	-	(47)
Ending - December 29, 2019	598	2,690	3,288	2,107	5,395

Net unit (decline) growth - 2019	(47)	(2)	(49)	141	92

% increase (decrease)	(7.3%)	(0.1%)	(1.5%)	7.2%	1.7%

The company has added 92 net worldwide units in 2019. Our development pipeline as of December 29, 2019 included approximately 1,085 restaurants (85 units in North America and 1,000 units internationally), the majority of which are scheduled to open over the next six years.

Cash Dividend

The company declared common and preferred stock dividends of $10.6 million in the fourth quarter of 2019. The company declared first quarter 2020 cash dividends of approximately $10.7 million on January 29, 2020 which were paid to common shareholders on February 21, 2020. The first quarter preferred dividend will be paid on April 1, 2020. The dividends are as follows (in thousands):

		Fourth Quarter 2019	First Quarter 2020
	Common stock dividends ($0.225 per share)	$7,200	$7,300
	Common stock dividends to preferred shareholders ($0.225 per share) (a)	1,140	1,140
	Preferred dividends (3.6% of the investment per annum)	2,270	2,270
	Total dividends	$10,610	$10,710

(a)	Common stock dividends payable to holders of Series B Preferred Stock are on an as-converted to common stock basis

The declaration and payment of any future dividends on our common stock will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. The Series B preferred stockholders receive quarterly preferred dividends and common stock dividends on an as-converted to common stock basis.

2020 Key Operating Assumptions and Financial Outlook

In 2020, the company is targeting the following performance:

  GAAP EPS of $0.60 to $0.90 for the full-year, including anticipated Special charges of $25 million to $30 million (a)
  Adjusted EPS of $1.35 to $1.55, excluding Special charges that are anticipated for 2020 (a)
  North America comparable sales of 2.5% to 5.0%
  International comparable sales of 1.5% to 4.0%
  Net global new unit growth of 100 to 140 net units
  Income tax rate of 20% to 23%
  Block cheese prices are projected to be in the low to mid $1.80
  Capital expenditures of $40 million - $50 million
(a)

Special charges include the costs associated with the previously announced program to provide assistance to the North America franchise system, including franchise royalty relief and National Marketing Fund investments, both of which are expected to end in the third quarter of 2020.

Conference Call and Website Information

A conference call is scheduled for February 26, 2020 at 8:00 a.m. Eastern Time to review the company’s fourth quarter and full year 2019 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 5623458.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, contingent liabilities, resolution of litigation, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, royalty relief, the effectiveness of our strategic turnaround efforts and other business initiatives, marketing efforts, compliance with debt covenants, stockholder and other stakeholder engagement, strategic decisions and actions, share repurchases, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  increased costs for branding initiatives and launching new advertising and marketing campaigns and promotions to improve consumer sentiment and sales trends, and the risk that such initiatives will not be effective;
  the ability of the company to ensure the long-term success of the brand through significant investments committed to our U.S. franchise system, including marketing fund investments and royalty relief;
  the ability of the company to improve customer sentiment and sales trends through advertising, marketing and promotional activities;
  risks related to social media, including publicity adversely and rapidly impacting our brand and reputation;
  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by global health concerns, such as coronavirus, product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our Company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our technology investments and changes in unit-level operations;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions and risks associated with the withdrawal of the United Kingdom from the European Union, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  the company's ability to continue to pay dividends to shareholders based upon profitability, cash flows and capital adequacy if restaurant sales and operating results decline;
  failure to effectively manage recent transitions within our executive leadership team or to otherwise successfully execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards; and
  changes in Federal or state income, general and other tax laws, rules and regulations and changes in generally accepted accounting principles.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 29,	December 30,
	2019	2018
(In thousands)		(Note)

Assets
Current assets:
Cash and cash equivalents	$27,911	$33,258
Accounts receivable, net	80,921	78,118
Notes receivable, current portion	7,790	5,498
Income tax receivable	4,024	16,146
Inventories	27,529	27,203
Prepaid expenses and other current assets	33,371	36,054
Total current assets	181,546	196,277

Property and equipment, net	211,741	226,894
Finance lease right-of-use assets, net	9,383	-
Operating lease right-of-use assets	148,229	-
Notes receivable, less current portion, net	33,010	23,259
Goodwill	80,340	84,516
Deferred income taxes, net	1,839	1,137
Other assets	64,633	63,814
Total assets	$730,721	$595,897

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$29,141	$27,106
Income and other taxes payable	7,599	6,590
Accrued expenses and other current liabilities	120,566	129,167
Current deferred revenue	5,624	6,022
Current finance lease liabilities	1,789	-
Current operating lease liabilities	23,226	-
Current portion of long-term debt	20,000	20,009
Total current liabilities	207,945	188,894

Deferred revenue	14,722	17,250
Long-term finance lease liabilities	7,629	-
Long-term operating lease liabilities	125,297	-
Long-term debt, less current portion, net	347,290	601,126
Deferred income taxes, net	2,649	7,852
Other long-term liabilities	84,927	79,324
Total liabilities	790,459	894,446

Series B Convertible Preferred Stock	251,133	-
Redeemable noncontrolling interests	5,785	5,464

Total Stockholders' deficit	(316,656)	(304,013)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit	$730,721	$595,897

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, restated to reflect the correction of an immaterial error to consolidate the Papa John's Marketing Fund, Inc., but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	Dec 29, 2019	Dec 30, 2018	Dec 29, 2019	Dec 30, 2018
(In thousands, except per share amounts)		(Note)		(Note)
Revenues:
Domestic company-owned restaurant sales	$161,459	$162,474	$652,053	$692,380
North America franchise royalties and fees	18,613	17,769	71,828	79,293
North America commissary revenues	161,917	148,458	612,652	609,866
International revenues	27,081	25,513	102,924	110,349
Other revenues	48,444	43,352	179,791	170,983
Total revenues	417,514	397,566	1,619,248	1,662,871

Costs and expenses:
Operating costs (excluding depreciation and amortization
shown separately below):
Domestic company-owned restaurant expenses	127,197	135,959	526,237	577,658
North America commissary expenses	149,255	142,194	569,180	575,103
International expenses	15,188	15,313	57,702	67,775
Other expenses	46,573	42,652	175,592	170,556
General and administrative expenses	70,104	58,855	223,460	193,534
Depreciation and amortization	12,179	11,548	47,281	46,403
Total costs and expenses	420,496	406,521	1,599,452	1,631,029
Refranchising gains (losses), net	2,850	1,629	4,739	(289)
Operating income (loss)	(132)	(7,326)	24,535	31,553
Investment income	(145)	76	1,104	817
Interest expense	(4,547)	(8,002)	(20,593)	(25,673)
Income (loss) before income taxes	(4,824)	(15,252)	5,046	6,697
Income tax (benefit) expense	(3,146)	(2,027)	(611)	2,624
Net income (loss) before attribution to noncontrolling interests	(1,678)	(13,225)	5,657	4,073
Net (income) loss attributable to noncontrolling interests	(464)	357	(791)	(1,599)
Net income (loss) attributable to the company	$(2,142)	$(12,868)	$4,866	$2,474

Calculation of net (loss) income for earnings per share:
Net income (loss) attributable to the company	$(2,142)	$(12,868)	$4,866	$2,474
Preferred stock dividends and accretion	(3,470)	-	(12,499)	-
Net (loss) income attributable to common shareholders	$(5,612)	$(12,868)	$(7,633)	$2,474

Basic (loss) earnings per common share	$(0.18)	$(0.41)	$(0.24)	$0.08
Diluted (loss) earnings per common share	$(0.18)	$(0.41)	$(0.24)	$0.08

Basic weighted average common shares outstanding	31,783	31,534	31,632	32,083
Diluted weighted average common shares outstanding	31,783	31,534	31,632	32,299

Dividends declared per common share	$0.225	$0.225	$0.900	$0.900

Note: The Condensed Consolidated Statements of Operations are unaudited and have been restated to reflect the correction of an immaterial error to consolidate the Papa John's Marketing Fund, Inc.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	Dec 29, 2019	Dec 30, 2018
		(Note)
Operating activities
Net income before attribution to noncontrolling interests	$5,657	$4,073
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	3,139	6,849
Depreciation and amortization	47,281	46,403
Deferred income taxes	(3,764)	1,620
Preferred stock option mark-to-market adjustment	5,914	—
Stock-based compensation expense	15,303	9,936
(Gain) loss on refranchising	(4,739)	289
Other	3,203	5,677
Changes in operating assets and liabilities:
Accounts receivable	(5,329)	2,157
Income tax receivable	12,122	(12,157)
Inventories	(326)	3,093
Prepaid expenses	792	(1,039)
Other current assets	(277)	4,834
Other assets and liabilities	(6,354)	1,464
Accounts payable	2,035	(400)
Income and other taxes payable	1,009	(3,971)
Accrued expenses and other current liabilities	(11,331)	21,753
Deferred revenue	(2,586)	1,873
Net cash provided by operating activities	61,749	92,454

Investing activities
Purchases of property and equipment	(37,711)	(42,028)
Loans issued	(15,864)	(10,463)
Repayments of loans issued	5,616	5,805
Proceeds from divestitures of restaurants	13,495	7,707
Other	1,889	180
Net cash used in investing activities	(32,575)	(38,799)

Financing activities
Proceeds from issuance of preferred stock	252,530	-
Issuance costs associated with preferred stock	(7,527)	-
Repayments of term loan	(15,000)	(20,000)
Net (repayments) proceeds of revolving credit facilities	(240,026)	163,585
Debt issuance costs	-	(1,913)
Dividends paid to common stockholders	(28,552)	(28,985)
Dividends paid to preferred stockholders	(10,020)	-
Tax payments for equity award issuances	(1,433)	(1,521)
Proceeds from exercise of stock options	16,010	2,699
Acquisition of Company common stock	-	(158,049)
Contributions from noncontrolling interest holders	840	-
Distributions to noncontrolling interest holders	(870)	(4,269)
Other	(526)	356
Net cash used in financing activities	(34,574)	(48,097)

Effect of exchange rate changes on cash and cash equivalents	53	(191)
Change in cash and cash equivalents	(5,347)	5,367
Cash and cash equivalents at beginning of period	33,258	27,891

Cash and cash equivalents at end of period	$27,911	$33,258

Note: The Condensed Consolidated Statements of Cash Flows are unaudited and have been restated to reflect the correction of an immaterial error to consolidate the Papa John's Marketing Fund, Inc.

Contacts

Steve Coke
Vice President, Investor Relations
502-261-7272